                  CERTIFICATE OF INCORPORATION WITH RESPECT TO
                            TRACTAMENTS DE JUNEDA, SA

The underdesigned, Cesar Rodriguez,  attorney-at-law,  officiating under Spanish
Bar Association, declares that:

1.- Tractaments de Juneda, S.A.  hereinafter  referred to as: "The Company"-is a closed company with limited liability, organised under the laws of Spain, having its registered office at Calle Mayor number 13 25430 Juneda,  Lerida, Spain, and having its offices at the same place,  and being  registered  in the  Mercantile
Register of Lerida (Volume 578, Folio 133, Page number L-10820).

2.- According to the registration of the aforementioned Mercantile Register, the
Articles of  Association of the Company have not been amended since the entrance of Cinergy Renovables Ibericas, S.A. at the shareholding (22 June 2000).

3.- According to those Articles of  Association  of the Company,  the purpose of the Company is the promotion, construction,  installation and development of any activity related to energy  production.  The listed  activities can be developed indirectly,  totally or partially, through participation in other companies with analogous or identical object.

4.- The company can participate in, manage and finance these enterprises.

5.- According to the registration of the aforementioned Mercantile Register, the directors of the Company are:

1.   CINERGY  RENOVABLES  IBERICAS,   S.A.  through  its  legal  representative,
     Dª.  MARIA DEL CARMEN GARCIA ARGUELLES,  adult of age,  Spanish,  with domicile  in Paseo de la  Castellana,  23,  2°,  Madrid and  Spanish ID
     number 10.874.842-M.
2.   A. Ramaders de les Garrigues 1998, S.L.
3.   Age Inversiones en Medio Ambiente, SL (AIMA)
4.   SENER, Grupo de Ingenieria, S.A.
5.   Maquinaria, Depuracion y Servicios, S.A.
6.   La Energia, S.A.and
7.   Eficiencia Energetica S.A. (ICAEN)

Signed in Madrid on 10 April 2001
Fdo. Cesar Rodriguez Gonzalez
Oviedo Bar Association (Spain), N°3.133